Exhibit 1.3

_______________, 2010

Sandler O’Neill & Partners, L.P.
as Representative of the several Agents
919 Third Avenue, 6th Floor
New York, New York 10022

Ladies and Gentlemen:

Reference is made to the Agency Agreement dated July 7, 2010 (the “Agreement”), entered into by Capitol Federal Financial, Inc., a Maryland corporation (the “Company”), Capitol Federal Financial, a federal “mid-tier” holding company (the “Mid-Tier Company”), Capitol Federal Savings Bank MHC, a federal mutual holding company (the “MHC”), and Capitol Federal Savings Bank, a federally chartered stock savings bank (the “Bank”), on the one hand, and Sandler O’Neill & Partners, L.P. (as representative of the several agents), on the other hand.  Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

The parties to the Agreement acknowledge that on August 30, 2010, RP Financial, LC. updated its appraisal of the estimated pro forma market value of the common stock of the Company, which has decreased the offering range. The amended offering range has decreased to a range of $1,181,500,000 at the minimum to $1,598,500,000 at the maximum, as compared to the range of $1,445,000,000 to $1,955,000,000, established by the appraisal of RP Financial, LC. dated May 28, 2010. As a result of the decrease in the offering range, the Company is resoliciting those persons who subscribed for shares of Common Stock in the original offering and providing to those original subscribers an updated prospectus dated as of the date of this letter agreement. In addition, certain other persons who did not previously subscribe for shares may be offered an opportunity to purchase shares in the resolicitation, and such persons will be provided with an updated prospectus.  Pursuant to the Plan, in the resolicitation the Company is offering a minimum of 118,150,000 shares and a maximum of 159,850,000 shares of Common Stock in the Offering.

This letter agreement supplements and amends the Agreement as follows:

1.
All references in the Agreement to the “Agents” shall mean Sandler O’Neill, Keefe, Bruyette & Woods, Inc., Morgan Keegan & Company, Inc., Sterne Agee & Leach, Inc., Stifel Nicolaus & Company, Incorporated, and RBC Capital Markets Corporation.

2.
Sandler O’Neill will serve as sole lead manager, and Keefe, Bruyette & Woods, Inc., Morgan Keegan & Company, Inc., Sterne Agee & Leach, Inc., Stifel Nicolaus & Company, Incorporated, and RBC Capital Markets Corporation will serve as co-managers of the Syndicated Offering.

Sandler O’Neill & Partners, L.P.

_____________, 2010

3.	Section 2(c) of the Agreement shall be revised to read as follows:

With respect to any Securities sold by any of the Agents or a FINRA member firm (other than the Agents) under the Selected Dealers’ Agreement in the Syndicated Offering, the Agents will receive as compensation for their services hereunder: (i) a management fee to the Agents of one percent (1.00%) of the actual purchase price of each Security sold in the Syndicated Offering, it being understood that 45% of such management fee shall be allocated to Sandler O’Neill, 15% of such management fee shall be allocated to Keefe, Bruyette & Woods, Inc., and 10% of such management fee shall be allocated to each of Morgan Keegan & Company, Inc., Sterne Agee & Leach, Inc., Stifel Nicolaus & Company, Incorporated, and RBC Capital Markets Corporation; and (ii) a selling concession of 3.50% of the actual purchase price of each Security sold in the Syndicated Offering, which shall be allocated to dealers (including the Agents) in accordance with the actual number of shares of Common Stock sold by such dealers; provided, however, that sales credit for a minimum of 30% of the Securities sold in the Syndicated Offering shall be reserved for dealers other than Sandler O’Neill.

4.
The Company, the Mid-Tier Company, the MHC and the Bank hereby confirm that the representations and warranties contained in Section 1 of the Agreement are true and correct with the same force and effect as though made as of the date hereof.

5.	The parties hereby agree that all references to the Registration Statement in the Agreement shall include the Registration Statement as amended by any post effective amendments.

6.
Concurrent with the execution of this letter agreement, the Agents shall receive a letter from Deloitte & Touche LLP, dated the date hereof and addressed to the Agents, in a form acceptable to the Agents and its legal counsel, updating its original comfort letter dated July 9, 2010 as provided pursuant to Section 5(f) of the Agreement and covering the updated prospectus.

7.
The parties agree that any opinions, certificates, letters and documents required to be delivered at Closing under Section 5 shall give consideration and effect to the resolicitation process as the Agents may reasonably request.

Sandler O’Neill & Partners, L.P.

_____________, 2010

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between you and us in accordance with its terms.

Very truly yours,

Capitol Federal Financial
(a federally-chartered corporation)

By:
John B. Dicus
President and Chief Executive Officer

Capitol Federal Financial, Inc.
(a Maryland corporation)

By:
John B. Dicus
President and Chief Executive Officer

Capitol Federal Savings Bank MHC

By:
John B. Dicus
President and Chief Executive Officer

    Capitol Federal Savings Bank
By:
John B. Dicus
President and Chief Executive Officer

Sandler O’Neill & Partners, L.P.

_____________, 2010

CONFIRMED AND ACCEPTED,
as of the date first above written:

Sandler O’Neill & Partners, L.P.

as Representative of the several Agents

By:  Sandler O’Neill & Partners Corp.,
the sole general partner

By:
Name:
Title: